Exhibit 10.7

Betsy Z. Cohen

as of November 4, 2010

Scott F. Schaeffer

Chief Executive Officer and President

RAIT Financial Trust

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, Pennsylvania 19104

To the Chief Executive Officer and President:

This letter is formal notification of my retirement effective as of December 31, 2010 from the Board of Trustees (the “Board”) of RAIT Financial Trust (“RAIT”), as Chairman of the Board and from any other positions held by me with RAIT and its subsidiaries. My retirement is not because of any disagreement with RAIT on any matter relating to RAIT’s operations, policies or practices. This letter also serves as the prior written notice of my voluntary termination effective as of December 31, 2010 of the Employment Agreement dated as of December 11, 2006, as amended, between myself and RAIT in accordance with Section 2.2 thereof.

Yours sincerely,

/S/ BETSY Z. COHEN
Betsy Z. Cohen

cc:	Raphael Licht
Chief Operating Officer and Secretary
RAIT Financial Trust